Exhibit 99.1

Tessco Reports Third-Quarter 2019 Financial Results

Earnings Per Share Increases to $0.32

Quarterly Revenues Grow 4% Year Over Year

Quarterly Dividend of $0.20 Per Share Declared

HUNT VALLEY, MD, January 24, 2019—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported financial results for its third quarter of fiscal 2019, ended December 30, 2018.

Third-Quarter Highlights:

•	Diluted earnings per share up 68% year over year to $0.32, the highest quarterly EPS in three years
•	Revenue of $152.3 million, up 4% year over year
•	Year over year revenue growth achieved for eighth time in past nine quarters
•	Revenue up 7% for the first nine months of fiscal 2019 compared to the same period of fiscal 2018
•	Revenue growth of 48% in the public carrier market compared with prior-year third quarter
•	Overall expense management contributed to operating margin of 2.3%, compared with 1.5% in the third quarter of fiscal 2018
•	Declared quarterly dividend of $0.20 per share

	Third Quarter FY 2019	Third Quarter FY 2018	Second Quarter FY 2019
Revenue	$152.3M	$146.3M	$158.6M
Earnings per diluted share	$0.32	$0.19	$0.14
EBITDA per diluted share*	$0.52	$0.38	$0.33
Operating margin	2.3%	1.5%	1.2%
Line of credit balance outstanding	$16.9M	$5.9M	$19.7M

* EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by an asterisk (*) either in the above chart or in the text of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Third-Quarter Revenue by Market:

	Year over Year Q3 FY 2019 vs. Q3 FY 2018	Sequential Q3 FY 2019 vs. Q2 FY 2019
Commercial:
Public Carrier	47.9%	(15.4)%
VAR & Integrator	(5.4)%	(4.8)%
Total Commercial	7.8%	(8.7)%
Retail	(2.1)%	6.0%
Total	4.1%	(4.0)%

“We achieved $0.32 of earnings per share in the third quarter, a 68% increase year over year, which represents the highest quarterly EPS in three years,” said Murray Wright, President and Chief Executive Officer. “Overall revenue growth was 4% in the third quarter, representing the eighth quarterly year over year sales increase in the past nine quarters.  This revenue growth was driven by a 48% increase in sales to the Public Carrier ecosystem as we continue to capitalize on opportunities in that market related to FirstNet and other carrier projects. We are seeing strong results from our larger customers, winning new project-driven business with major contractors, and increasing market share with existing customers.  We are also well positioned to be a leader in providing products and solutions for the 5G build out over the next several years.

“The strength in Public Carrier sales was partially offset by lower year over year sales to our VAR and Integrator as well as Retail markets. We completed the restructure of our VAR and Integrator sales organization in the second quarter to a regional model, and it took longer than expected to work through those changes. We are confident that we will gain traction in this market in the coming quarters and that this new model positions us well to capitalize on exciting growth opportunities. Retail market sales were affected, in part, by a softer-than-expected major phone release.

“Expense management initiatives and a lower effective tax rate also contributed to the year over year increase in earnings per share to $0.32. We will continue our focus on rigorous operational execution as we manage the near-term challenges inherent with the strong growth we are experiencing from project-based and larger retail customers.

“As we enter the final quarter of fiscal 2019, our team is executing well on both sales and profitability initiatives.  We expect to be profitable in the fourth quarter and to achieve annual increases on both the top and bottom lines year over year. While we still have work to do as we prepare to capitalize on the growth in our marketplace, we are confident in our future and excited about the prospects ahead,” concluded Wright.

Third-Quarter 2019 Financial Results

For the fiscal 2019 third quarter, revenues totaled $152.3 million, compared with $146.3 million for the third quarter of fiscal 2018. The increase in revenue was driven by the Company’s Public Carrier market, which was partially offset by year over year declines in its VAR and Integrator, and Retail markets.

Gross profit was $31.0 million for the third quarter of fiscal 2019, compared with $29.6 million for the same quarter of fiscal 2018. The 5% increase in third-quarter gross profit year over year was primarily the result of higher total sales and improved margins in the non-Carrier markets. Gross margin was 20.4% of revenue for the third quarter of fiscal 2019, compared with 20.2% in the third-quarter of last year.

As a result of the Company’s ongoing expense control initiatives and productivity enhancements, third quarter selling, general and administrative (SG&A) expenses of $27.5 million were essentially flat year over year. As a percentage of revenue, SG&A was 18.1%, compared with 18.7% of revenue last year.

The Company’s effective tax rate declined to 16.9% in the third quarter, compared with 24.2% in the same quarter of 2018.  The reduction is due in part to the new U.S. tax laws and other tax adjustments.

Net income and diluted earnings per share (EPS) were $2.7 million and $0.32, respectively, for the third quarter of fiscal 2019, compared with $1.6 million, and $0.19 per share, for the prior-year third quarter.

For the first nine months of fiscal 2019, net income and diluted earnings per share were $5.1 million and $0.59, respectively, compared with $4.0 million and $0.48 in the same period of fiscal 2018. Revenue and gross profit increased 7% and 5% respectively, over the same period.

Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.20 per common share payable on February 27, 2019 to common shareholders of record on February 13, 2019. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

Tessco currently anticipates positive earnings in the fourth quarter, its historically least profitable quarter.  The Company also anticipates fiscal year revenue and earnings growth.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that Tessco typically ships products within several days after booking orders, which makes it more difficult to forecast future results. The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Third-Quarter Fiscal 2019 Conference Call

Management will host a conference call to discuss third-quarter fiscal year 2019 results tomorrow, Friday, January 25, 2019 at 8:30 a.m. ET. To participate in the conference call, please call 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #7019079.

A live webcast of the conference call will be available on the Events page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins. An archived version of the webcast will be available on the Company's website for one year.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Incorporated (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies more than 50,000 products from 400 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended April 1, 2018, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following:  termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 30, 2018	December 24, 2017	September 30, 2018	December 30, 2018	December 24, 2017

Revenues	$152,294,500	$146,260,300	$158,636,100	$461,850,000	$431,354,600
Cost of goods sold	121,295,800	116,660,500	127,241,400	368,758,500	342,664,900
Gross profit	30,998,700	29,599,800	31,394,700	93,091,500	88,689,700
Selling, general and administrative expenses	27,494,800	27,413,200	29,477,300	85,933,400	81,969,100
Income from operations	3,503,900	2,186,600	1,917,400	7,158,100	6,720,600
Interest, net	247,900	114,500	244,800	667,100	339,600
Income before provision for income taxes	3,256,000	2,072,100	1,672,600	6,491,000	6,381,000
Provision for income taxes	551,400	501,900	481,800	1,437,200	2,354,000
Net income	$2,704,600	$1,570,200	$1,190,800	$5,053,800	$4,027,000

Basic earnings per share	$0.32	$0.19	$0.14	$0.60	$0.48
Diluted earnings per share	$0.32	$0.19	$0.14	$0.59	$0.48

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	December 30,	April 1,
	2018	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,600	$19,400
Trade accounts receivable	90,374,600	87,862,300
Product inventory, net	74,644,800	72,323,000
Prepaid expenses and other current assets	5,965,800	4,489,100
Total current assets	170,986,800	164,693,800

Property and equipment, net	15,176,300	13,662,800
Goodwill, net	11,677,700	11,677,700
Deferred tax assets	627,000	710,500
Other long-term assets	7,725,400	8,678,900
Total assets	$206,193,200	$199,423,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$67,565,700	$67,041,100
Payroll, benefits and taxes	6,994,700	8,291,100
Income and sales tax liabilities	1,301,100	2,339,200
Accrued expenses and other current liabilities	2,949,200	1,370,300
Revolving line of credit	16,905,500	10,835,400
Current portion of long-term debt	9,200	27,300
Total current liabilities	95,725,400	89,904,400

Long-term debt, net of current portion	-	2,300
Other long-term liabilities	1,005,900	1,465,400
Total liabilities	96,731,300	91,372,100

Shareholders’ equity:
Preferred stock	-	-
Common stock	99,600	99,000
Additional paid-in capital	62,140,700	60,611,900
Treasury stock	(57,614,100)	(57,503,000)
Retained earnings	104,835,700	104,843,700
Total shareholders’ equity	109,461,900	108,051,600
Total liabilities and shareholders’ equity	$206,193,200	$199,423,700

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 30, 2018	December 24, 2017	September 30, 2018	December 30, 2018	December 24, 2017

Net Income as reported	$2,704,600	$1,570,200	$1,190,800	$5,053,800	$4,027,000
Add:
Provision for income taxes	551,400	501,900	481,800	1,437,200	2,354,000
Interest, net	247,900	114,500	244,800	667,100	339,600
Depreciation and amortization	868,800	999,700	900,900	2,706,800	3,030,700
EBITDA	$4,372,700	$3,186,300	$2,818,300	$9,864,900	$9,751,300
Add:
Stock based compensation	274,100	243,500	384,800	979,400	745,400
EBITDA, adjusted	$4,646,800	$3,429,800	$3,203,100	$10,844,300	$10,496,700

EBITDA per diluted share	$0.52	$0.38	$0.33	$1.15	$1.16
Adjusted EBITDA per diluted share	$0.55	$0.41	$0.37	$1.27	$1.25

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 30, 2018			Three Months Ended December 24, 2017			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$33,593	$-	$33,593	$22,721	$-	$22,721	47.9%	-	47.9%
VAR and Integrator	65,373	-	65,373	69,081	-	69,081	(5.4%)	-	(5.4%)
Retail	-	53,329	53,329	-	54,458	54,458	-	(2.1%)	(2.1%)
Total revenues	$98,966	$53,329	$152,295	$91,802	$54,458	$146,260	7.8%	(2.1%)	4.1%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$4,583	$-	$4,583	$3,178	$-	$3,178	44.2%	-	44.2%
VAR and Integrator	16,013	-	16,013	16,073	-	16,073	(0.4%)	-	(0.4%)
Retail	-	10,403	10,403	-	10,349	10,349	-	0.5%	0.5%
Total gross profit	$20,596	$10,403	$30,999	$19,251	$10,349	$29,600	7.0%	0.5%	4.7%
% of revenues	20.8%	19.5%	20.4%	21.0%	19.0%	20.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 30, 2018	Three Months Ended December 24, 2017	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$67,988	$57,282	18.7%
Network Systems	21,477	24,024	(10.6%)
Installation, Test and Maintenance	8,306	9,255	(10.3%)
Mobile Device Accessories	54,524	55,699	(2.1%)
Total revenues	$152,295	$146,260	4.1%

Product Gross Profit
Base Station Infrastructure	$14,822	$13,280	11.6%
Network Systems	3,453	3,420	1.0%
Installation, Test and Maintenance	1,623	1,759	(7.7%)
Mobile Device Accessories	11,101	11,141	(0.4%)
Total gross profit	$30,999	$29,600	4.7%
% of revenues	20.4%	20.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 30, 2018			Three Months Ended September 30, 2018			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$33,593	$-	$33,593	$39,694	$-	$39,694	(15.4%)	-	(15.4%)
VAR and Integrator	65,373	-	65,373	68,650	-	68,650	(4.8%)	-	(4.8%)
Retail	-	53,329	53,329	-	50,292	50,292	-	6.0%	6.0%
Total revenues	$98,966	$53,329	$152,295	$108,344	$50,292	$158,636	(8.7%)	6.0%	(4.0%)

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$4,583	$-	$4,583	$4,780	$-	$4,780	(4.1%)	-	(4.1%)
VAR and Integrator	16,013	-	16,013	16,912	-	16,912	(5.3%)	-	(5.3%)
Retail	-	10,403	10,403	-	9,703	9,703	-	7.2%	7.2%
Total gross profit	$20,596	$10,403	$30,999	$21,692	$9,703	$31,395	(5.1%)	7.2%	(1.3%)
% of revenues	20.8%	19.5%	20.4%	20.0%	19.3%	19.8%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 30, 2018	Three Months Ended September 30, 2018	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$67,988	$75,515	(10.0%)
Network Systems	21,477	22,564	(4.8%)
Installation, Test and Maintenance	8,306	8,891	(6.6%)
Mobile Device Accessories	54,524	51,666	5.5%
Total revenues	$152,295	$158,636	(4.0%)

Product Gross Profit
Base Station Infrastructure	$14,822	$15,534	(4.6%)
Network Systems	3,453	3,561	(3.0%)
Installation, Test and Maintenance	1,623	1,803	(10.0%)
Mobile Device Accessories	11,101	10,497	5.8%
Total gross profit	$30,999	$31,395	(1.3%)
% of revenues	20.4%	19.8%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Nine Months Ended December 30, 2018			Nine Months Ended December 24, 2017			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$113,647	$-	$113,647	$76,742	$-	$76,742	48.1%	-	48.1%
VAR and Integrator	199,570	-	199,570	203,791	-	203,791	(2.1%)	-	(2.1%)
Retail	-	148,633	148,633	-	150,822	150,822	-	(1.5%)	(1.5%)
Total revenues	$313,217	$148,633	$461,850	$280,533	$150,822	$431,355	11.7%	(1.5%)	7.1%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$14,989	-	14,989	$11,083	$-	$11,083	35.2%	-	35.2%
VAR and Integrator	48,842	-	48,842	48,053	-	48,053	1.6%	-	1.6%
Retail	-	29,261	29,261	-	29,554	29,554	-	(1.0%)	(1.0%)
Total gross profit	$63,831	29,261	93,092	$59,136	$29,554	$88,690	7.9%	(1.0%)	5.0%
% of revenues	20.4%	19.7%	20.2%	21.1%	19.6%	20.6%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Nine Months Ended December 30, 2018	Nine Months Ended December 24, 2017	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$217,817	$175,800	23.9%
Network Systems	66,818	77,041	(13.3%)
Installation, Test and Maintenance	24,628	23,927	2.9%
Mobile Device Accessories	152,587	154,587	(1.3%)
Total revenues	$461,850	$431,355	7.1%

Product Gross Profit
Base Station Infrastructure	$46,072	$41,423	11.2%
Network Systems	10,677	11,170	(4.4%)
Installation, Test and Maintenance	4,899	4,611	6.2%
Mobile Device Accessories	31,444	31,486	(0.1%)
Total gross profit	$93,092	$88,690	5.0%
% of revenues	20.2%	20.6%